Exhibit 99.1

NexTier Announces First Quarter 2021 Financial and Operational Results

HOUSTON, Texas (May 4, 2021) - NexTier Oilfield Solutions Inc. (NYSE: NEX) (“NexTier” or the “Company”) today reported first quarter 2021 financial and operational results.
First Quarter 2021 Results and Recent Highlights
•Generated total revenue of $228.4 million in Q1 2021, reflecting an increase of 6% compared to Q4 2020
•Reported fracturing and integrated wireline revenue of $189.0 million in Q1 2021, reflecting an increase of 2% compared to Q4 2020
•Reported net loss of $54.5 million in Q1 2021, compared to net loss of $60.2 million in Q4 2020
•Reported SG&A of $16.1 million in Q1 2021, reflecting a decrease of 32% versus Q4 2020
•Reported Adjusted SG&A(1) of $21.2 million in Q1 2021, reflecting an increase of 3% versus Q4 2020
•Reported Adjusted EBITDA(1) of $0.7 million in Q1 2021, compared to $7.7 million in Q4 2020
•Reported profitability includes an estimated Q1 2021 storm impact of $10.0 million
•Averaged 18 deployed and 15 fully-utilized fleets in Q1 2021 vs. 17 deployed and 14 fully-utilized fleets in Q4 2020
•Exited Q1 2021 with total liquidity of $353.0 million, including $271.6 million of cash; no term loan maturities through 2025

Management Commentary

“NexTier’s Completions activity during the first quarter played out as we expected, with the exception of the abnormal winter storm that disrupted operations in February,” said Robert Drummond, President and Chief Executive Officer of NexTier. “We were pleased to deploy Completion fleets for five new customers at the start of the year in January, and finished the quarter with strong efficiencies in March, which marked our most profitable month since April of 2020. I was particularly proud of how our team handled the unusual winter storm that had a broad impact across the Southern region, including the Permian, Eagle Ford, and Haynesville, and caused the widespread halt of operations for approximately 10 days. While this disruption interrupted our momentum during the quarter, the team managed to safely accommodate our field crews and minimize impact to our customers’ operations and our equipment.”
“We are moving into the second quarter with positive momentum, which is enhanced by increased activity from some of our historical customers returning to work. I am pleased to see our customers continuing to increase their use of natural gas-powered equipment to further reduce their carbon footprint and capture the value created by our integrated completions solutions,” continued Mr. Drummond. “We see strong demand for lower emissions frac technology and are proud to maintain our position as the largest operator of deployed Tier 4 DGB natural gas-powered fleets. We remain on target to support our customers with natural gas delivery to the wellsite from our new Power Solutions business beginning in the third quarter, which will enable greater diesel displacement, lower carbon emissions, and increased wellsite efficiency.”
“We were successful in maintaining our cash position, exiting the first quarter with $272 million in cash, even while maintaining our asset readiness and making additional investments upgrading existing fleets to Tier 4 DGB and in our Power Solutions business startup,” said Kenny Pucheu, Chief Financial Officer for NexTier. “The strong activity we experienced to end the first quarter is carrying over into the second quarter, including an improved commodity price environment and further tightening in the market for natural gas-powered fleets. These dynamics are driving increased fleet utilization, better calendar efficiency, and some net pricing recovery.”
First Quarter 2021 Financial Results
Revenue totaled $228.4 million in the first quarter of 2021, compared to $215.1 million in the fourth quarter of 2020. The sequential improvement in revenue was driven by increased activity levels in all business lines and improvements in net pricing, largely offset by the impacts of the severe winter weather in February 2021.
Net loss totaled $54.5 million, or $0.25 per diluted share, in the first quarter of 2021, compared to $60.2 million, or $0.28 per diluted share in the fourth quarter of 2020. Adjusted net loss(1) totaled $50.3 million, or $0.23 per diluted share, in the first quarter of 2021, compared to Adjusted net loss of $63.6 million, or $0.30 per diluted share, in the fourth quarter of 2020.

Selling, general and administrative expense (“SG&A”) totaled $16.1 million in the first quarter of 2021, compared to SG&A of $23.7 million in the fourth quarter of 2020. Adjusted SG&A(1) totaled $21.2 million in the first quarter of 2021, compared to Adjusted SG&A of $20.6 million in the fourth quarter of 2020.
Adjusted EBITDA totaled $0.7 million in the first quarter of 2021, compared to Adjusted EBITDA of $7.7 million in the fourth quarter of 2020.
First Quarter 2021 Management Adjustments
Adjusted EBITDA for the first quarter of 2021 includes management net adjustments of approximately $4.2 million, which were primarily non-cash related. Net non-cash adjustments of approximately $5.0 million were largely comprised of market-driven facility closure and severance costs, stock compensation expense, litigation accrual, and a loss on a financial investment, partially offset by a favorable progress on a pre-merger related tax audit. Approximately $1.0 million of management adjustments were cash related.

Completion Services
Revenue in our Completion Services segment totaled $209.0 million in the first quarter of 2021, compared to $200.5 million in the fourth quarter of 2020. The sequential increase was primarily driven by improved calendar efficiency, new fleet deployments, and some net pricing traction, largely offset by the impacts of the severe winter weather that resulted in approximately 10 days of downtime in a majority of our operating locations. Adjusted Gross Profit totaled $15.4 million in the first quarter of 2021, compared to $23.6 million in the fourth quarter of 2020.
The Company had an average of 15 fully-utilized fracturing fleets in the first quarter of 2021, and exited the first quarter of 2021 with 15 fully-utilized and 18 deployed fleets. When taking only fracturing and integrated wireline into account, annualized Adjusted Gross Profit per fully-utilized fracturing fleet totaled $4.1 million in the first quarter of 2021, compared to $6.2 million in the fourth quarter of 2020.
Well Construction and Intervention Services
Revenue in our Well Construction and Intervention (“WC&I”) Services segment, totaled $19.4 million in the first quarter of 2021, compared to $14.6 million in the fourth quarter of 2020. The sequential improvement was primarily driven by increased activity and market share growth in focused basins. Adjusted Gross Profit totaled $1.7 million in the first quarter of 2021, compared to Adjusted Gross Profit of $0.9 million in the fourth quarter of 2020.
Balance Sheet and Capital
Total debt outstanding as of March 31, 2021 totaled $335.1 million, net of debt discounts and deferred finance costs and excluding lease obligations. As of March 31, 2021, total available liquidity was $353.0 million, comprised of cash of $271.6 million, and $81.4 million of available borrowing capacity under our asset-based credit facility.
Total cash used in operations during the first quarter of 2021 was $23.2 million and cash used in investing activities was $13.8 million, excluding $34.4 million from the receipt of cash for disposition of debt securities and make-whole derivative received as part of the consideration of the sale of our well services business to Basic Energy Services, Inc. (collectively the “Basic Notes”) in the first quarter of 2020, resulting in a free cash flow use of $37.0 million in the first quarter of 2021. Excluding net proceeds from market-driven cash settlements of $1.4 million, gain on sale of financial investment of $0.3 million, and gain on receipt of payment for the Basic Notes of $0.8 million, adjusted free cash flow use(1) totaled $36.7 million in the first quarter of 2021.
Outlook
For the second quarter of 2021, NexTier expects to deploy 20 fleets and operate the equivalent of 18 fully utilized fleets. The combination of this increased activity, some net pricing recovery, and the absence of additional abnormal winter weather impacts experienced in the first quarter of 2021, is expected to drive sequential revenue growth of at least 25% in the second quarter of 2021. This revenue growth, combined with better fixed cost absorption and some improved calendar utilization, is expected to result in adjusted EBITDA of between $18 million and $22 million for the second quarter of 2021. NexTier continues to expect total capital expenditures for the first half of 2021 of approximately $60 million, comprised of maintenance capex across product and service lines, including $3 million dollars per fleet per year for Frac, as well as strategic investments in additional dual fuel conversions and the continued development of its new Power Solutions business. For the full year 2021, based on additional momentum with customers expanding activity beyond the second quarter of 2021, and assuming a similar economic and commodity price environment, the Company currently expects full year 2021 Adjusted EBITDA to total at least $80 million.

“Despite the weather-related challenges experienced in the first quarter, we anticipate exiting the second quarter with an Adjusted EBITDA annual run-rate above $80 million in-line with our expectations as the market begins to recover,” stated Mr. Drummond. “Based on current visibility, we anticipate the third quarter Adjusted EBITDA run rate further improving to the point that we plan to achieve double digit Adjusted EBITDA margins by the exit of 2021. As expected, 2021 will be a transitional year for the U.S. oilfield services sector, and we believe NexTier is well positioned with positive momentum as we move into 2022.”
Corporate Responsibility Report
NexTier recently published its Corporate Responsibility Report for 2020, which highlights the Company’s industry leadership in prioritizing responsible operations including natural gas field equipment to lower emissions. This report is available on the Investor page of NexTier’s website at https://investors.nextierofs.com.
“I am pleased to share NexTier’s 2020 Corporate Responsibility Report,” sated Mr. Drummond. “We are committed to environmental, social, and governance (ESG) leadership for the benefit of all stakeholders, including our shareholders, employees, and the communities in which we live and work. The report highlights initiatives demonstrating NexTier’s priority to reduce the environmental impact of our operations, a focal point of commitment to ESG management.”
Coronavirus Monitoring
The Company continues our coronavirus measures focused on the safety of our partners, employees, and the communities in which we operate, while at the same time seeking to mitigate the impact on our financial position and operations. We continue to encourage our workforce to practice safe behaviors in the workplace and while away from work to help prevent community spread of COVID-19. The Company continues to assess its mitigation plans for further and prolonged impact from the coronavirus. Additional information on the Company’s response to the coronavirus can be found in its periodic reports that are filed with the Securities and Exchange Commission.

Conference Call Information
On May 5, 2021, NexTier will hold a conference call for investors at 7:30 a.m. Central Time (8:30 a.m. Eastern Time) to discuss first quarter financial and operating results. Hosting the call will be management of NexTier, including Robert Drummond, President and Chief Executive Officer and Kenny Pucheu, Executive Vice President and Chief Financial Officer. The call can be accessed via a live webcast accessible on the IR Event Calendar page in the Investor Relations section of our website at www.nextierofs.com or live over the telephone by dialing (855) 560-2574, or for international callers, (412) 542-4160. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529, or for international callers, (412) 317-0088. The passcode for the replay is 10155091. The replay will be available until May 12, 2021. An archive of the webcast will be available shortly after the call on our website at www.nextierofs.com for twelve months following the call.
About NexTier Oilfield Solutions
Headquartered in Houston, Texas, NexTier is an industry-leading U.S. land oilfield service company, with a diverse set of well completion and production services across the most active and demanding basins. Our integrated solutions approach delivers efficiency today, and our ongoing commitment to innovation helps our customers better address what is coming next. NexTier is differentiated through four points of distinction, including safety performance, efficiency, partnership and innovation. At NexTier, we believe in living our core values from the basin to the boardroom, and helping customers win by safely unlocking affordable, reliable and plentiful sources of energy.

(1)Non-GAAP Financial Measures. The Company has included in this press release or discussed on the conference call described above certain non-GAAP financial measures, some of which are calculated on segment basis or product line basis. These measurements provide supplemental information which the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside GAAP measures such as net income and operating income.

Non-GAAP financial measures include Adjusted EBITDA, Adjusted Gross Profit, Adjusted Net Income (loss), free cash flow, adjusted free cash flow, Adjusted SG&A, and annualized Adjusted gross profit per fully-utilized fracturing fleet. These non-GAAP financial measures exclude the financial impact of items management does not consider in assessing the Company’s ongoing operating performance, and thereby facilitate review of the Company’s operating performance on a period-to-period basis. Other companies may have different capital structures, and comparability to the Company’s results of operations may be impacted by the effects of acquisition accounting on its depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, the Company believes Adjusted EBITDA, Adjusted Gross Profit, Adjusted SG&A, and Adjusted Net Income(loss) provide helpful information to analysts and investors to facilitate a comparison of its operating performance to that of other companies. The Company believes free cash flow and Adjusted free cash flow is important to investors in that it provides a useful measure to assess management's effectiveness in the areas of profitability and capital management. Annualized Gross Profit per fully-utilized fracturing fleet is used to evaluate the operating performance of the business line for comparable periods, and the Company believes it is important as an indicator of operating performance of our fracturing and integrated wireline product line because it excludes the effects of the capital structure and certain non-cash items from the product line’s operating results. For a reconciliation of these non-GAAP measures, please see the tables at the end of this press release.

Non-GAAP Measure Definitions: Adjusted EBITDA is defined as net income (loss) adjusted to eliminate the impact of interest, income taxes, depreciation and amortization, along with certain items management does not consider in assessing ongoing performance. Adjusted Gross Profit is defined as revenue less cost of services, further adjusted to eliminate items in cost of services that management does not consider in assessing ongoing performance. Adjusted Gross Profit at the segment level is not considered to be a non-GAAP financial measure as it is our segment measure of profit or loss and is required to be disclosed under GAAP pursuant to ASC 280. Adjusted Net Income (Loss) is defined as net income (loss) plus the after-tax amount of merger/transaction-related costs and other non-routine items. Adjusted SG&A is defined as selling, general and administrative expenses adjusted for severance and business divestiture costs, merger/transaction-related costs, and other non-routine items. Free cash flow is defined as the net increase (decrease) in cash and cash equivalents before financing activities, including share repurchase activity. Adjusted free cash flow adjusts free cash flow for certain management adjustments. Annualized Adjusted Gross Profit per fully-utilized fleet, is a non-GAAP measure and is defined as (i) revenue less cost of services attributable to the fracturing and integrated wireline product line, further adjusted to eliminate items in cost of services that management does not consider in assessing ongoing performance for the fracturing and integrated wireline product line, (ii) divided by the fully-utilized fracturing and integrated wireline fleets (average deployed fleets multiplied by fleet utilization) per quarter, and then (iii) multiplied by four.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1993, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. The words “believe,” “continue,” “could,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. Statements in this press release regarding the Company that are forward-looking, including projections as to the Company’s 2021 guidance and outlook information, are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond the Company’s control. These factors and risks include, but are not limited to, (i) the competitive nature of the industry in which the Company conducts its business, including pricing pressures; (ii) the ability to meet rapid demand shifts; (iii) the impact of pipeline capacity constraints and adverse weather conditions in oil or gas producing regions; (iv) the ability to obtain or renew customer contracts and changes in customer requirements in the markets the Company serves; (v) the ability to identify, effect and integrate acquisitions, joint ventures or other transactions; (vi) the ability to protect and enforce intellectual property rights; (vii) the effect of environmental and other governmental regulations on the Company’s operations; (viii) the effect of a loss of, or interruption in operations of, one or more key suppliers, including resulting from product defects, recalls or suspensions; (ix) the variability of crude oil and natural gas commodity prices; (x) the market price and availability of materials or equipment; (xi) the ability to obtain permits, approvals and authorizations from governmental and third parties; (xii) the Company’s ability to employ a sufficient number of skilled and qualified workers to combat the operating hazards inherent in the Company’s industry; (xiii) fluctuations in the market price of the Company’s stock; (xiv) the level of, and obligations associated with, the Company’s indebtedness; (xv) the duration, impact and severity of the COVID-19 pandemic and the evolving response thereto, including the impact of social distancing, shelter-in-place, shutdowns of non-essential businesses and similar measures imposed or undertaken by governments, private businesses or others; and (xvi) other risk factors and additional information. For a more detailed discussion of such risks and other factors, see the Company’s filings with the Securities and Exchange Commission (the “SEC”), including under the heading “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, available on the SEC website or www.NexTierOFS.com. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates, to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement.

Investor Contact:
Kenneth Pucheu
Executive Vice President - Chief Financial Officer
investors@nextierofs.com

Marc Silverberg
Partner (ICR)
marc.silverberg@icrinc.com

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, amounts in thousands, except per share data)

	Three Months Ended
	March 31, 2021	December 31, 2020

Revenue	$228,402	$215,054
Operating costs and expenses:
Cost of services	217,777	191,511
Depreciation and amortization	45,868	67,400
Selling, general and administrative expenses	16,069	23,718
Merger and integration	—	(959)
Gain on disposal of assets	(4,592)	(2,519)
Total operating costs and expenses	275,122	279,151
Operating loss	(46,720)	(64,097)
Other income (expense):
Other income (expense), net	(2,719)	7,819
Interest expense, net	(4,206)	(3,709)
Total other income (expense)	(6,925)	4,110
Loss before income taxes	(53,645)	(59,987)
Income tax expense	(857)	(219)
Net loss	$(54,502)	$(60,206)

Net loss per share: basic	$(0.25)	$(0.28)
Net loss per share: diluted	$(0.25)	$(0.28)

Weighted-average shares: basic	215,110	214,315
Weighted-average shares: diluted	215,110	214,315

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited, amounts in thousands)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$271,639	$275,990
Trade and other accounts receivable, net	163,540	122,584
Inventories, net	31,621	30,068
Assets held for sale	—	126
Prepaid and other current assets	21,220	58,011
Total current assets	488,020	486,779
Operating lease right-of-use assets	29,273	37,157
Finance lease right-of-use assets	772	1,132
Property and equipment, net	456,712	470,711
Goodwill	104,198	104,198
Intangible assets	47,779	51,182
Other noncurrent assets	6,274	6,729
Total assets	$1,133,028	$1,157,888
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$88,464	$61,259
Accrued expenses	125,266	134,230
Customer contract liabilities	12,000	266
Current maturities of operating lease liabilities	14,637	18,551
Current maturities of finance lease liabilities	441	606
Current maturities of long-term debt	2,310	2,252
Other current liabilities	2,710	2,993
Total current liabilities	245,828	220,157
Long-term operating lease liabilities, less current maturities	24,351	24,232
Long-term finance lease liabilities, less current maturities	293	504
Long-term debt, net of unamortized deferred financing costs and unamortized debt discount, less current maturities	332,779	333,288
Other non-current liabilities	20,449	22,419
Total non-current liabilities	377,872	380,443
Total liabilities	623,700	600,600
Stockholders’ equity:
Common stock	2,153	2,144
Paid-in capital in excess of par value	994,179	989,995
Retained deficit	(476,243)	(421,741)
Accumulated other comprehensive loss	(10,761)	(13,110)
Total stockholders’ equity	509,328	557,288
Total liabilities and stockholders’ equity	$1,133,028	$1,157,888

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
ADDITIONAL SELECTED FINANCIAL AND OPERATING DATA
(unaudited, amounts in thousands)

	Three Months Ended
	March 31, 2021	December 31, 2020
Completion Services:
Revenue	$208,981	$200,450
Cost of services	199,680	177,777
Depreciation, amortization, (gain) loss on sale of assets, and impairment	34,408	56,149
Net loss	(25,107)	(33,476)
Adjusted gross profit(1)	$15,414	$23,600

Well Construction and Intervention Services:
Revenue	$19,421	$14,604
Cost of services	18,097	13,734
Depreciation, amortization, (gain) loss on sale of assets, and impairment	2,203	3,199
Net loss	(879)	(2,329)
Adjusted gross profit(1)	$1,676	$920

(1)The Company uses Adjusted gross profit as its measure of profitability for segment reporting.

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

	Three Months Ended
	March 31, 2021	December 31, 2020
Net loss	$(54,502)	$(60,206)
Interest expense, net	4,206	3,709
Income tax expense	857	219
Depreciation and amortization	45,868	67,400
EBITDA	$(3,571)	$11,122
Plus management adjustments:
Acquisition, integration and expansion(1)	—	(959)
Non-cash stock compensation(2)	5,203	4,675
Market-driven costs(3)	7,295	(650)
Divestiture of business(4)	(785)	(617)
(Gain) loss on equity security investment(5)	3,693	(6,000)
Litigation(6)	2,137	—
Pre-merger tax audit(7)	(13,328)
Other	25	111
Adjusted EBITDA	$669	$7,682

(1)    Represents transaction and integration costs related to the merger.
(2)    Represents non-cash amortization of equity awards issued under the Company’s Incentive Award Plan, excluding accelerations associated with market-driven costs or acquisition, integration, and expansion costs.
(3)    Represents market-driven severance, leased facility closures, and restructuring costs incurred as a result of significant declines in crude oil prices resulting from demand destruction from the COVID-19 pandemic and global oversupply.
(4)    Represents the gain on final cash settlement and (increase)/decrease in fair value of the Basic Notes and make-whole derivative received for the first and fourth quarter, respectively, as part of the sale of the Well Support Services segment.
(5)    Represents the realized and unrealized (gain) loss on an equity security investment composed primarily of common equity shares in a public company.
(6)    Represents increase in accrual related to pre-merger litigation.
(7)    Represents a reduction of the Company’s accrual related to a tax audit.

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

Three Months Ended March 31, 2021
Selling, general and administrative expenses	$16,069
Less management adjustments:
Non-cash stock compensation	(5,203)
Market-driven costs	(830)
Litigation	(2,137)
Pre-merger tax audit	13,328
Other	(25)
Adjusted selling, general and administrative expenses	$21,202

Three Months Ended December 31, 2020
Selling, general and administrative expenses	$23,718
Less management adjustments:
Non-cash stock compensation	(4,675)
Market-driven costs	1,627
Other	(111)
Adjusted selling, general and administrative expenses	$20,559

Three Months Ended March 31, 2020
Selling, general and administrative expenses	$56,884
Less management adjustments:
Non-cash stock compensation	(5,451)
Market-driven costs	(5,011)
Other	1,460
Adjusted selling, general and administrative expenses	$47,882

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

	Three Months Ended March 31, 2021
	Completion Services	WC&I	Total
Revenue	$208,981	$19,421	$228,402
Cost of services	199,680	18,097	217,777
Gross profit excluding depreciation and amortization	9,301	1,324	10,625
Management adjustments associated with cost of services	6,113	352	6,465
Adjusted gross profit	$15,414	$1,676	$17,090

	Three Months Ended December 31, 2020
	Completion Services	WC&I	Total
Revenue	$200,450	$14,604	$215,054
Cost of services	177,777	13,734	191,511
Gross profit excluding depreciation and amortization	22,673	870	23,543
Management adjustments associated with cost of services	927	50	977
Adjusted gross profit	$23,600	$920	$24,520

Three Months Ended
March 31, 2021
Frac & Integrated Wireline
Revenue	$189,039
Cost of services	178,951
Gross profit excluding depreciation and amortization	10,088
Management adjustments associated with cost of services	5,316
Adjusted gross profit	$15,404

Average hydraulic fracturing fleets deployed	18
Fully-utilized hydraulic fracturing fleets	15
Annualized adjusted gross profit per fully-utilized fleet	$4,108

Three Months Ended
December 31, 2020
Frac & Integrated Wireline
Revenue	$185,993
Cost of services	165,006
Gross profit excluding depreciation and amortization	20,987
Management adjustments associated with cost of services	856
Adjusted gross profit	$21,843

Average hydraulic fracturing fleets deployed	17
Fully-utilized hydraulic fracturing fleets	14
Annualized adjusted gross profit per fully-utilized fleet	$6,241

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

Three Months Ended

March 31, 2021
Net cash used in operating activities	$(23,226)
Net cash used in investing activities(1)	(13,762)
Free cash flow	(36,988)
Market-driven costs(2)	1,423
Equity security investment	(337)
Divestiture of Business	(785)
Adjusted free cash flow	$(36,687)

(1) Excludes $34.4 million from settlement of Basic Notes.

Three Months Ended

December 31, 2020
Net cash used by operating activities	$(13,791)
Net cash used in investing activities	(12,535)
Free cash flow	(26,326)
Acquisition, integration and expansion(2)	2,424
Market-driven costs(2)	(1,493)
Adjusted free cash flow	$(25,395)

(2) Acquisition, integration and expansion and market-driven costs in the reconciliation to Adjusted free cash flow may differ from those included in the reconciliation to Adjusted EBITDA due to cash paid in the quarter related to management adjustments.

Three Months Ended
March 31, 2021
Net loss	$(54,502)
Plus management adjustments:
Non-cash stock compensation	5,203
Market-driven costs	7,295
Divestiture of business	(785)
(Gain) loss on equity security investment	3,693
Litigation	2,137
Pre-merger tax audit	(13,328)
Other	25
Adjusted net loss	$(50,262)

Adjusted net loss per share, basic and diluted	$(0.23)

Weighted-average shares, basic and diluted	215,110

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

Three Months Ended
December 31, 2020
Net loss	$(60,206)
Plus management adjustments:
Acquisition, integration and expansion	(959)
Non-cash stock compensation	4,675
Market-driven costs	(650)
Divestiture of business	(617)
Gain (loss) on equity security investment	(6,000)
Other	111
Adjusted net loss	$(63,646)

Adjusted net loss per share, basic and diluted	$(0.30)

Weighted-average shares, basic and diluted	214,315